Exhibit 99.1

OPNET Reports Results for Fiscal Q1 2004

•	Revenue of $12.3 Million
•	Deferred revenue of $11 million
•	EPS of $0.04
•	Operating Cash Flow of $2.5 million
•	Restatement Impact Finalized

BETHESDA, MD – August 19, 2003 – OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced financial results for its first fiscal quarter ended June 30, 2003. Revenue for the quarter ended June 30, 2003 was $12.3 million compared to $11.2 million for the same quarter in the prior year. Earnings per share for the first quarter of fiscal 2004 and fiscal 2003 were $0.04 and $0.02, respectively, on a diluted basis.

OPNET Chairman & CEO, Marc A. Cohen, stated, “We are extremely pleased to report a strong fiscal Q1. We achieved record sales of both our IT Guru and VNE Server products. We continued to generate cash from operations, increased cash and marketable securities, and achieved record deferred revenue. We believe that the diversity of new enterprise customers in Q1, as well as our strong percentage of repeat business, underscores the potential of our addressable market.”

Second Quarter Fiscal Year 2004 Financial Outlook

OPNET expects second quarter of fiscal year 2004 revenue to be between $12.3 and $12.9 million and diluted earnings to be between 4 and 6 cents per share. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

Financial Highlights for the First Quarter of Fiscal Year 2004

•	Maintained $12.3 million in revenue for the quarter in a challenging economy.

•	Generated $2.5 million in cash flow from operations.

•	Increased deferred revenue to a record $11 million from $10.2 million last quarter, a 7.7% increase.

•	Increased cash and marketable securities to $72.9 million, up $2.7 million from March 31, 2003.

Restatement Impact Finalized

OPNET also announced that it has finalized the restatement of its financial statements for fiscal 2003, 2002 and 2001. As previously announced, OPNET has concluded that a portion of the revenue from certain software arrangements should be deferred to account for the value of certain free training offered by OPNET to its customers. OPNET also determined that amortization of acquired technology should be included as a cost of revenue rather than as an operating expense. This reclassification of acquired technology amortization had no impact on previously reported net income for any period.

The restated financial statements have been filed today with the SEC in a Form 10-K/A. The impact of the restatement on the statements of operations is as follows:

•	For fiscal 2003, the restatement reduced previously reported revenue from $46.5 million to $46.4 million and reduced previously reported net income from $2.8 million to $2.7 million, but had no effect on previously reported diluted earnings per common share of $0.14. Cost of revenue increased by $504,000 and operating expenses decreased by the same amount.

•	For fiscal 2002, the restatement reduced previously reported revenue from $44.8 million to $44.6 million and reduced previously reported net income from $4.5 million to $4.4 million, but had no effect on previously reported diluted earnings per common share of $0.22. Cost of revenue increased by $434,000 and operating expenses decreased by the same amount.

•	For fiscal 2001, the restatement reduced previously reported revenue from $32.9 million to $32.8 million, reduced previously reported net income from $2.9 million to $2.8 million and reduced previously reported diluted earnings per common share from $0.16 to $0.15.

As a result of the restatement, previously reported deferred revenue at March 31, 2003 increased from $9.6 million to $10.2 million, and previously reported retained earnings at March 31, 2003 decreased from $17.3 million to $16.9 million.

The Company will hold an investor conference call on Tuesday August 19, 2003 at 5:00 pm EDT to review financial results for the first quarter of fiscal 2004. Investors will be able to listen to the call by calling 877-407-9210 in the U.S. or 201-689-8049 for international callers, and enter password OPN729, or use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 1628, conference ID # 71133. The replay will be available from 7:00 pm EDT August 19th through 11:59 pm EDT August 22nd. The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts, including statements about expected financial performance in future periods, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update these statements. Forward-looking statements are based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors that could affect OPNET’s future performance, see OPNET’s most recent 10-K, filed with the Securities & Exchange Commission.

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Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Investor Relations:

Joseph W. Kuhn

OPNET Technologies, Inc.

(240) 497-3000

ir@opnet.com

OPNET Technologies, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,
	2003	2002
	(in thousands, except per share data)
Revenues:
New software licenses and other	$6,166	$5,355
Software license updates and technical support	3,341	2,996
Professional services	2,798	2,802

Total revenues	12,305	11,153

Cost of revenues:
New software licenses and other	257	190
Software license updates and technical support	376	476
Professional services	1,537	1,204
Amortization of acquired technology	125	125

Total cost of revenues	2,295	1,995

Gross profit	10,010	9,158

Operating expenses:
Research and development	3,197	3,141
Sales and marketing	4,527	4,518
General and administrative	1,382	1,185

Total operating expenses	9,106	8,844

Income from operations	904	314
Interest and other income, net	151	283

Income before provision for income taxes	1,055	597
Provision for income taxes	291	165

Net income	$764	$432

Basic net income per common share	$0.04	$0.02

Diluted net income per common share	$0.04	$0.02

Weighted average common shares outstanding (basic)	19,452	19,163

Weighted average common shares outstanding (diluted)	20,150	19,910

OPNET Technologies, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2003	March 31, 2003
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$64,589	$70,251
Marketable securities	8,320	—

Total cash and marketable securities	72,909	70,251
Accounts receivable, net	6,615	6,420
Unbilled accounts receivable	1,614	933
Prepaid expenses and other current assets	1,047	1,412

Total current assets	82,185	79,016
Property and equipment, net	6,807	7,008
Intangible assets, net	1,442	1,566
Goodwill	12,212	12,212
Deferred income taxes and other assets	958	839

Total assets	$103,604	$100,641

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$599	$215
Accrued liabilities	3,163	2,756
Deferred and accrued income taxes	287	172
Deferred revenue	10,397	9,694

Total current liabilities	14,446	12,837
Notes payable	300	300
Deferred rent	726	632
Deferred revenue	560	484

Total liabilities	16,032	14,253

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	74,058	73,600
Deferred compensation	(55)	(59)
Retained earnings	17,667	16,903
Accumulated other comprehensive (loss) income	(24)	18
Treasury stock	(4,100)	(4,100)

Total stockholders’ equity	87,572	86,388

Total liabilities and stockholders’ equity	$103,604	$100,641